Exhibit 99.1

PRESS RELEASE

MACERICH PROVIDES UPDATED GUIDANCE FOR 2010

Santa Monica, CA (4/14/10)—The Macerich Company (NYSE Symbol: MAC) today announced that the Company has revised its 2010 guidance.

2010 Guidance Update

Management is providing revised guidance for both FFO per share-diluted and EPS for 2010.  The revised guidance gives effect to the proposed public offering of common stock announced by the Company today.  Such guidance will depend upon the final terms and size of the proposed public offering of common stock.

The reconciliation from the prior 2010 FFO guidance and its reconciliation to EPS is reflected below:

Previously provided FFO per share guidance	$2.90	to	$3.10
Less dilution from equity offering	-.20	to	-.20
Revised FFO per share guidance:	$2.70	to	$2.90

Less depreciation and amortization expense:	2.58	to	2.58

EPS guidance range:	$.12	to	$.32

The revised guidance assumes that the use of proceeds is to reduce the Company’s indebtedness and/or for general corporate purposes.

The Company’s 2010 earnings guidance is based upon its internal forecasting and planning process and on many assumptions including management’s current view of market and economic conditions, including those specifically impacting the regional mall business.  Due to the uncertainty in the timing and economics of dispositions and acquisitions of assets and joint venture interests, the guidance ranges do not include any potential impact from such future dispositions or acquisitions.

Macerich is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.  The Company is the sole general partner and owns an 89% ownership interest in The Macerich Partnership, L.P. Macerich now owns approximately 74 million square feet of gross leaseable area consisting primarily of interests in 71 regional malls.

Note: This release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning Macerich’s proposed public offering of common stock, the anticipated use of the net proceeds from such offering and revised guidance for 2010 FFO per share-diluted and EPS.  Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of Macerich to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect the number of shares, if any, and price at which Macerich shares may be sold in the proposed offering, as well as demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability, terms and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; the liquidity of real estate investments, governmental actions and initiatives (including legislative and regulatory changes); the possible adverse impact on the market price of Macerich common stock due to the dilutive effect of the shares of common stock to be sold in the proposed offering; environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors. The reader is directed to Macerich’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2009 and the Quarterly Reports on Form 10-Q, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. Macerich does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events unless required by law to do so.

SOURCE: The Macerich Company

CONTACT: Arthur Coppola, Chairman and Chief Executive Officer, or Thomas E. O’Hern, Senior Executive Vice President and Chief Financial Officer, both of The Macerich Company, +1-310-394-6000